Exhibit 99.1

MALIBU BOATS, INC. ANNOUNCES FIRST QUARTER FISCAL 2020 RESULTS
Loudon, TN - November 7, 2019 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the first quarter ended September 30, 2019.
Highlights for the First Quarter of Fiscal Year 2020

•	Net sales increased 39.4% to $172.1 million compared to the first quarter of fiscal year 2019.

•	Unit volume increased 13.9% to 1,727 boats compared to the first quarter of fiscal year 2019.

•	Net sales per unit increased 22.3% to $99,641 per unit compared to the first quarter of fiscal year 2019.

•	Gross profit increased 31.1% to $40.0 million compared to the first quarter of fiscal year 2019.

•	Net income increased 38.8% to $16.7 million, or $0.76 per share compared to the first quarter of fiscal year 2019.

•	Adjusted EBITDA increased 24.0% to $28.4 million compared to the first quarter of fiscal year 2019.

•	Adjusted fully distributed net income increased 23.3% to $18.1 million compared to the first quarter of fiscal year 2019.

•
Adjusted fully distributed net income per share increased 23.9% to $0.83 on a fully distributed weighted average share count of 21.8 million shares of Class A Common Stock as compared to the first quarter of fiscal year 2019.

“We delivered another strong quarter, as our innovative product portfolio and operational excellence initiatives drove strong growth and expanded profitability, supported by a number of positive indicators. Strength in retail registrations were further amplified by the strong reception of our model year 2020 products by dealers and customers alike. In fact, the recent announcement of our flagship Malibu M240, which delivers unparalleled levels of luxury, convenience, technology and performance, is expected to further this momentum into the boat show season. Cobalt and Pursuit continue to perform well, and our operational enhancement initiatives remain on track. As we enhance the product development cycle for these powerful brands, we believe the best is yet to come,” commented Jack Springer, Chief Executive Officer of Malibu Boats Inc. “In the third quarter, our operational agility was also highlighted as we rapidly improved channel inventory levels, while at the same time successfully navigating potential supply disruptions as a result of the prolonged UAW strike. As we look forward, our strong start to fiscal year 2020 supports our continued optimism for our brands, and ability to drive meaningful value creation for our shareholders.”

Exhibit 99.1

Results of Operations for the First Quarter of Fiscal Year 2020 (Unaudited)

	Three Months Ended September 30,
	2019	2018

	(In thousands, except unit and per unit data)
Net sales	$172,080	$123,483
Cost of sales	132,079	92,982
Gross profit	40,001	30,501
Operating expenses:
Selling and marketing	5,066	3,498
General and administrative	10,668	8,971
Amortization	1,584	1,280
Operating income	22,683	16,752
Other (income) expense, net:
Other income, net	(10)	(17)
Interest expense	1,167	1,171
Other expense, net	1,157	1,154
Income before provision for income taxes	21,526	15,598
Provision for income taxes	4,844	3,583
Net income	16,682	12,015
Net income attributable to non-controlling interest	823	717
Net income attributable to Malibu Boats, Inc.	$15,859	$11,298

Unit volumes	1,727	1,516
Net sales per unit	$99,641	$81,453

During the three months ended September 30, 2019, the Company revised its segment reporting to conform to changes in its internal management reporting based on the Company’s boat manufacturing operations. Segment information has been revised for comparison purposes for all periods presented. The Company previously had four reportable segments, Malibu U.S., Malibu Australia, Cobalt and Pursuit. Beginning with the three months ended September 30, 2019, the Company is aggregating Malibu U.S. and Malibu Australia into one reportable segment as they have similar economic characteristics and qualitative factors and as a result has three reportable segments, Malibu, Cobalt and Pursuit.
Comparison of the First Quarter Ended September 30, 2019 to the First Quarter Ended September 30, 2018
Net sales for the three months ended September 30, 2019 increased $48.6 million, or 39.4%, to $172.1 million as compared to the three months ended September 30, 2018. Unit volume for the three months ended September 30, 2019, increased 211 units, or 13.9%, to 1,727 units as compared to the three months ended September 30, 2018. The increase in net sales and unit volumes were driven primarily by our acquisition of Pursuit in October 2018, as well as increased demand for our Malibu and Axis brands coupled with year-over-year price increases across our Malibu, Axis and Cobalt brands.
Net sales attributable to our Malibu segment increased $10.7 million, or 14.2%, to $85.9 million for the three months ended September 30, 2019, compared to the three months ended September 30, 2018. Unit volumes attributable to our Malibu segment increased 81 units for the three months ended September 30, 2019, compared to the three months ended September 30, 2018. The increase in net sales and unit volume for Malibu was driven primarily by strong demand for new models and optional features, which led to a higher net sales per unit for Malibu and Axis models. Net sales was also impacted by year-over-year price increases on all of our Malibu and Axis models.

Exhibit 99.1

Net sales from our Cobalt segment increased $1.9 million, or 3.9%, to $50.2 million for the three months ended September 30, 2019, compared to the three months ended September 30, 2018. Unit volumes attributable to Cobalt decreased 13 units for the three months ended September 30, 2019 compared to the three months ended September 30, 2018. The increase in Cobalt net sales was driven by year-over-year price increases on all of our Cobalt models.
Net sales and unit volume contributed by Pursuit were $36.0 million and 143 units, respectively, for the three months ended September 30, 2019. We acquired the assets of Pursuit on October 15, 2018.
Overall consolidated net sales per unit increased 22.3% to $99,641 per unit for the three months ended September 30, 2019, compared to the three months ended September 30, 2018. Net sales per unit for our Malibu segment increased 5.0% to $84,695 per unit for the three months ended September 30, 2019, compared to the three months ended September 30, 2018, driven by strong demand for new models and optional features and year-over-year price increases. Net sales per unit for our Cobalt segment increased 6.3% to $87,984 per unit for the three months ended September 30, 2019, compared to the three months ended September 30, 2018, driven by year-over-year price increases. Net sales per unit for Pursuit for the three months ended September 30, 2019 was $252,091 per unit.
Cost of sales for the three months ended September 30, 2019 increased $39.1 million, or 42.0%, to $132.1 million as compared to the three months ended September 30, 2018. The increase in cost of sales was driven primarily by incremental costs contributed by Pursuit since its acquisition in October 2018 and an increase in unit volumes at our Malibu business.
Gross profit for the three months ended September 30, 2019 increased $9.5 million, or 31.1%, to $40.0 million compared to the three months ended September 30, 2018. The increase in gross profit was due mainly to higher unit volumes. Gross margin for the three months ended September 30, 2019 decreased 150 basis points from 24.7% to 23.2% over the same period in the prior fiscal year primarily due to the integration of Pursuit.
Selling and marketing expenses for the three months ended September 30, 2019, increased $1.6 million or 44.8% compared to the three months ended September 30, 2018 due primarily to the incremental expenses attributable to Pursuit. As a percentage of sales, selling and marketing expenses increased 10 basis points compared to the same period in the prior fiscal year. General and administrative expenses for the three months ended September 30, 2019, increased $1.7 million, or 18.9%, to $10.7 million as compared to the three months ended September 30, 2018, largely due to incremental general and administrative expenses attributable to Pursuit. As a percentage of sales, general and administrative expenses decreased 110 basis points to 6.2% for the three months ended September 30, 2019 compared to the three months ended September 30, 2018. Amortization expense for the three months ended September 30, 2019, increased $0.3 million, or 23.8% to $1.6 million compared to the three months ended September 30, 2018 due to additional amortization expense related to intangibles acquired as part of the Pursuit acquisition.
Operating income for the first quarter of fiscal year 2020 increased to $22.7 million from $16.8 million in the first quarter of fiscal year 2019. Net income for the first quarter of fiscal year 2020 increased 38.8% to net income of $16.7 million from $12.0 million and net income margin remained flat at 9.7% in the first quarter of fiscal year 2020. Adjusted EBITDA in the first quarter of fiscal year 2020 increased 24.0% to $28.4 million from $22.9 million, while Adjusted EBITDA margin decreased to 16.5% from 18.5% in the first quarter of fiscal year 2019.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss first quarter fiscal year 2020 results on Thursday, November 7, 2019, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #3476734. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.

Exhibit 99.1

About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is the commanding market leader in the performance sport boat category through its Malibu and Axis Wake Research boat brands, the leader in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand and in a leading position in the offshore fishing boat market with its Pursuit brand. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statements in this press release regarding the expected momentum of our model year 2020 products into the boat show season, our continued optimism for the performance of our brands and ability to drive meaningful value creation for our shareholders.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: general industry, economic and business conditions; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits; our reliance on our network of independent dealers and increasing competition for dealers; our large fixed cost base; intense competition within our industry; increased consumer preference for used boats or the supply of new boats by competitors in excess of demand; the successful introduction of new products; our ability to execute our manufacturing strategy successfully; the success of our engines integration strategy; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Use and Definition of Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Net Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, acquisition and integration related expenses, non-cash compensation expense and expenses related to our engine development initiative. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA Margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are

Exhibit 99.1

indicative of core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structures, and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all LLC units into shares of Class A Common Stock, which results in the elimination of non-controlling interest in Malibu Boats Holdings, LLC (the "LLC"), and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc., before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member owner exchanges of LLC units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this release, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and the numerator and denominator for our net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per share of Class A Common Stock is provided under "Reconciliation of Non-GAAP Financial Measures".
Investor Contacts
Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,
	2019	2018
Net sales	$172,080	$123,483
Cost of sales	132,079	92,982
Gross profit	40,001	30,501
Operating expenses:
Selling and marketing	5,066	3,498
General and administrative	10,668	8,971
Amortization	1,584	1,280
Operating income	22,683	16,752
Other (income) expense, net:
Other income, net	(10)	(17)
Interest expense	1,167	1,171
Other expense, net	1,157	1,154
Income before provision for income taxes	21,526	15,598
Provision for income taxes	4,844	3,583
Net income	16,682	12,015
Net income attributable to non-controlling interest	823	717
Net income attributable to Malibu Boats, Inc.	$15,859	$11,298

Comprehensive income:
Net income	$16,682	$12,015
Other comprehensive income (loss), net of tax:
Change in cumulative translation adjustment	(623)	(404)
Other comprehensive loss, net of tax	(623)	(404)
Comprehensive income, net of tax	16,059	11,611
Less: comprehensive income attributable to non-controlling interest, net of tax	792	693
Comprehensive income attributable to Malibu Boats, Inc., net of tax	$15,267	$10,918

Weighted average shares outstanding used in computing net income per share:
Basic	20,830,121	20,640,418
Diluted	20,928,741	20,750,353
Net income available to Class A Common Stock per share:
Basic	$0.76	$0.55
Diluted	$0.76	$0.54

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	September 30, 2019	June 30, 2019
Assets
Current assets
Cash	$32,345	$27,392
Trade receivables, net	22,962	27,961
Inventories, net	75,286	67,768
Prepaid expenses and other current assets	6,075	4,530
Total current assets	136,668	127,651
Property, plant and equipment, net	72,978	65,756
Goodwill	51,160	51,404
Other intangible assets, net	144,415	146,061
Deferred tax asset	58,926	60,407
Other assets	15,658	35
Total assets	$479,805	$451,314
Liabilities
Current liabilities
Accounts payable	$29,240	$21,174
Accrued expenses	48,907	49,097
Income taxes and tax distribution payable	3,280	1,469
Payable pursuant to tax receivable agreement, current portion	3,592	3,592
Total current liabilities	85,019	75,332
Deferred tax liabilities	113	145
Other liabilities	17,099	1,689
Payable pursuant to tax receivable agreement, less current portion	50,162	50,162
Long-term debt	113,735	113,633
Total liabilities	266,128	240,961

Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 20,465,064 shares issued and outstanding as of September 30, 2019; 20,852,640 issued and outstanding as of June 30, 2019	203	207
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 15 shares issued and outstanding as of September 30, 2019; 15 shares issued and outstanding as of June 30, 2019	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of September 30, 2019 and June 30, 2019	—	—
Additional paid in capital	102,400	113,004
Accumulated other comprehensive loss	(3,451)	(2,828)
Accumulated earnings	108,008	93,852
Total stockholders' equity attributable to Malibu Boats, Inc.	207,160	204,235
Non-controlling interest	6,517	6,118
Total stockholders’ equity	213,677	210,353
Total liabilities and stockholders' equity	$479,805	$451,314

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended September 30,
	2019	2018
Net income	$16,682	$12,015
Provision for income taxes [1]	4,844	3,583
Interest expense	1,167	1,171
Depreciation	3,097	1,863
Amortization	1,584	1,280
Professional fees [2]	335	—
Acquisition and integration related expenses [3]	—	1,357
Stock-based compensation expense [4]	677	476
Engine development [5]	—	1,152
Adjusted EBITDA	$28,386	$22,897
Adjusted EBITDA margin	16.5%	18.5%

(1)	Provision for income taxes for the three months ended September 30, 2019 reflects an increase to income tax expense of $1.3 million primarily due to increased consolidated earnings, including Pursuit.
(2)	For the three months ended September 30, 2019, represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(3)
For the three months ended September 30, 2018, represents legal and advisory fees incurred in connection with our acquisition of Pursuit on October 15, 2018 and integration costs related to our acquisitions of Pursuit and Cobalt.

(4)
Represents equity-based incentives awarded to key employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(5)	Represents costs incurred in connection with our vertical integration of engines including product development costs and supplier transition performance incentives.

Exhibit 99.1

Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table shows the reconciliation of the numerator and denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented (in thousands except share and per share data):

	Three Months Ended September 30,
	2019	2018
Reconciliation of numerator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Net income attributable to Malibu Boats, Inc.	$15,859	$11,298
Provision for income taxes [1]	4,844	3,583
Professional fees [2]	335	—
Acquisition and integration related expenses [3]	1,073	2,110
Fair market value adjustment for interest rate swap [4]	38	3
Stock-based compensation expense [5]	677	476
Engine development [6]	—	1,152
Net income attributable to non-controlling interest [7]	823	717
Fully distributed net income before income taxes	23,649	19,339
Income tax expense on fully distributed income before income taxes [8]	5,558	4,661
Adjusted fully distributed net income	$18,091	$14,678

	Three Months Ended September 30,
	2019	2018
Reconciliation of denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Weighted average shares outstanding of Class A Common Stock used for basic net income per share:	20,830,121	20,640,418
Adjustments to weighted average shares of Class A Common Stock:
Weighted-average LLC units held by non-controlling unit holders [9]	830,152	1,007,802
Weighted-average unvested restricted stock awards issued to management [10]	126,516	131,604
Adjusted weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income per Share of Class A Common Stock:	21,786,789	21,779,824

Exhibit 99.1

The following table shows the reconciliation of net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented:

	Three Months Ended September 30,
	2019	2018
Net income available to Class A Common Stock per share	$0.76	$0.55
Impact of adjustments:
Provision for income taxes [1]	0.23	0.17
Professional fees [2]	0.02	—
Acquisition and integration related expenses [3]	0.05	0.10
Fair market value adjustment for interest rate swap [4]	—	—
Stock-based compensation expense [5]	0.03	0.02
Engine development [6]	—	0.06
Net income attributable to non-controlling interest [7]	0.04	0.03
Fully distributed net income per share before income taxes	1.13	0.93
Impact of income tax expense on fully distributed income before income taxes [8]	(0.27)	(0.23)
Impact of increased share count [11]	(0.03)	(0.03)
Adjusted Fully Distributed Net Income per Share of Class A Common Stock	$0.83	$0.67

(1)	Provision for income taxes for the three months ended September 30, 2019 reflects an increase to income tax expense of $1.3 million primarily due to increased consolidated earnings, including Pursuit.
(2)	For the three months ended September 30, 2019, represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(3)
For the three months ended September 30, 2019, represents amortization of intangibles acquired in connection with the acquisition of Pursuit and Cobalt. For the three months ended September 30, 2018, represents legal and advisory fees incurred in connection with our acquisition of Pursuit on October 15, 2018 and integration costs related to our acquisitions of Pursuit and Cobalt. In addition for the three months ended September 30, 2018, includes $0.8 million amortization associated with our fair value step up of intangibles acquired in connection with the acquisition of Cobalt.

(4)	Represents the change in the fair value of our interest rate swap entered into on July 1, 2015.
(5)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(6)	Represents costs incurred in connection with our vertical integration of engines including product development costs and supplier transition performance incentives.
(7)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(8)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 23.5% and 24.1% of income before income taxes for the three months ended September 30, 2019 and 2018, respectively, assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate for fiscal year 2020 is based the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived intangible income deduction, and foreign income taxes attributable to our Australian subsidiary.

(9)	Represents the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one-for-one basis.
(10)
Represents the weighted average unvested restricted stock awards included in outstanding shares during the applicable period that were convertible into Class A Common Stock and granted to members of management.

(11)
Reflects impact of increased share counts assuming the exchange of all weighted average shares outstanding of LLC Units into shares of Class A Common Stock and the conversion of all weighted average unvested restricted stock awards included in outstanding shares granted to members of management.